Exhibit 10.02

II-VI INCORPORATED

RESTRICTED SHARE UNIT SETTLED IN SHARES

AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT, including any general and jurisdiction-specific terms and conditions for the Recipient’s jurisdiction set forth in the appendices attached hereto, (this “Agreement”) is dated as of the Grant Date, as specified in the applicable Employee Grant Details (as defined below), by and between II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and the Recipient, as specified in the applicable Employee Grant Details, who is a director, employee or consultant of II-VI or one of its Subsidiaries (the “Recipient”).

Reference is made to the Employee Grant Details found on the Stock Options and Awards tab (the “Employee Grant Details”) issued to the Recipient with respect to the applicable Award, which may be found on the Solium Shareworks system at https://Shareworks.Solium.com (or any successor system selected by II-VI) (the “Solium Shareworks System”). Reference further is made to the prospectus relating to the Plan (as defined below), which also may be found on the Solium Shareworks System.

All capitalized terms used herein, to the extent not defined herein, shall have the meanings set forth in the II-VI 2018 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), a copy of which can be found on the Solium Shareworks System, and/or the applicable Employee Grant Details. Terms of the Plan and the Employee Grant Details are incorporated herein by reference. This Agreement shall constitute an Award Agreement as that term is defined in the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Recipient and II-VI agree as follows:

1. Restricted Share Unit Award. II-VI hereby grants to the Recipient an Award of Restricted Share Units under the Plan, as specified in the applicable Employee Grant Details, subject to the terms, conditions and restrictions set forth in this Agreement (this “Award”). For the purposes of this Agreement, a “Restricted Share Unit” is the contingent right to receive the equivalent of one (1) Share, in the event the Restricted Share Unit vests and becomes payable pursuant to the terms of this Agreement. Restricted Share Units shall be payable and settled solely in II-VI Shares.

2. Restrictions. Except as otherwise provided in this Agreement, the Restricted Share Units shall vest and become payable, subject to the terms of the Plan, as follows:

Vesting Date	% Vesting
First anniversary of Grant Date	100%

Restricted Share Units that have not vested may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Restricted Share Units that have not vested shall be subject

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to forfeiture as provided in Section 3. Notwithstanding the foregoing, in the event of the Recipient’s Separation from Service upon normal retirement, as defined in II-VI’s Global Retirement Policy, any unvested Restricted Share Units shall immediately vest and payment in respect thereof shall be made to the Recipient no later than the seventy-fifth (75th) calendar day following the date of Separation from Service. Upon the Recipient’s Separation from Service due to death or permanent and total disability, as defined in Code Section 22(e)(3) (a “Disability”), any unvested Restricted Share Units shall immediately vest and payment in respect thereof shall be made to the Recipient no later than the seventy-fifth (75th) calendar day following the date of Separation from Service.

Notwithstanding any provision of this Agreement, if the Company receives a legal opinion that, due to a legal judgment and/or development in the Recipient’s jurisdiction, the vesting that applies to this Award upon a Recipient’s normal retirement would be deemed unlawful or discriminatory, the provisions of this Section 2 regarding the vesting of this Award if the Recipient’s Separation from Service is as a result of normal retirement will not be applicable to the Recipient and the remaining provisions of this Agreement will govern.

3. Other Separation from Service. If the Recipient incurs a Separation from Service for any reason other than those described in Section 2 or Section 4, any Restricted Share Units which have not yet vested, as of the date of the Recipient’s Separation from Service, shall be immediately forfeited by the Recipient; provided, however, the Committee may determine that all or a portion of the Recipient’s Restricted Share Units shall vest and be issued if the Recipient incurs a Separation from Service under such special circumstances as the Committee deems appropriate.

4. Change in Control; Adjustments to Payments.

(a)Change in Control. Upon a Change in Control, the Award shall be subject to Section 10 of the Plan, with “Cause” and “Good Reason” for such purpose as defined below.

(b)“Cause” shall be defined as that term is defined in the Recipient’s offer letter, employment agreement or other applicable employment or service agreement with the Company; or, if there is no such definition, “Cause” shall mean a determination by the Company that any of the following has occurred:

(i)the willful failure by the Recipient to perform the Recipient’s duties and responsibilities to the Company or a Subsidiary that the Recipient is employed by or provides services to (the “Employer”) (other than any such failure resulting from the Recipient’s Disability), which is not cured within ten (10) business days of receiving written notice from the Company or the Employer specifying in reasonable detail the duties or responsibilities that the Company or the Employer believes are not being adequately performed;

(ii)the willful engaging by the Recipient in any act that is damaging to the Company or the Employer;

(iii)the conviction of the Recipient of, or a plea of “guilty” or “no contest” to, (A) any felony or (B) a criminal offense involving fraud, dishonesty or other moral turpitude;

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(iv)any breach by the Recipient of the terms of any written agreement between the Recipient and the Company relating to proprietary information, confidentiality, non-disclosure, ownership of inventions, non-competition, non-solicitation, non-interference or non-disparagement;

(v)the engaging by the Recipient in any willful act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Recipient; or

(vi)the commission of any act by the Recipient that is in violation of the Company’s Code of Business Conduct and Ethics.

(c)“Good Reason” shall be defined as that term is defined in the Recipient’s offer letter, employment agreement or other applicable employment or service agreement with the Company; or, if there is no such definition, “Good Reason” shall mean that any of the following has occurred, without the Recipient’s express written consent:

(i)a material reduction of the Recipient’s employment responsibilities from those immediately prior to the Change in Control;

(ii)a material reduction by the Company or the Employer of the Recipient’s eligibility for Total Target Compensation as in effect immediately prior to the Change in Control, with “Total Target Compensation” defined as the Recipient’s annual base salary plus the cash and stock compensation the Recipient is eligible to receive from the Company or the Employer at one hundred percent (100%) performance, whether sales incentive, bonus or otherwise;

(iii)a material increase in the amount of the Recipient’s business travel that produces a constructive relocation of the Recipient;

(iv)a material reduction by the Company or the Employer in the kind or level of employee benefits to which the Recipient is entitled immediately prior to the Change in Control, with the result that the Recipient’s overall benefits package is materially reduced; or

(v)the relocation of the Recipient to a facility or a location more than thirty (30) miles from the Recipient’s principal place of employment immediately prior to the Change in Control.

In order for the Recipient to incur a Separation from Service for Good Reason, (A) the Company must be notified by the Recipient in writing within ninety (90) days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company or the Employer (as applicable) for thirty (30) days following such notice (the “Notice Period”), and (C) such Separation from Service must occur within sixty (60) days after the expiration of the Notice Period.

(d)Adjustments to Payments.

(i)Notwithstanding any provision to the contrary in this Agreement, if it is determined that any payment or distribution by the Company or the Employer to the

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Recipient or for the Recipient’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Code Section 4999, or any interest or penalty is incurred by the Recipient with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Recipient retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Recipient received all of the Payments. The Payments shall be reduced or eliminated by first reducing or eliminating the portion of the Payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the determination.

(ii)All determinations required to be made under this Section 4(d), including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by II-VI from among the four (4) largest accounting firms in the United States or any nationally-recognized financial planning and benefits consulting company (the “Accounting Firm”), which shall provide detailed supporting calculations both to II-VI and to the Recipient within fifteen (15) business days of the receipt of notice from the Recipient that there has been a Payment, or such earlier time as is requested by II-VI. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, II-VI shall appoint another nationally-recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by II-VI. If the Accounting Firm determines that no Excise Tax is payable by the Recipient, it shall furnish the Recipient with a written opinion that failure to report the Excise Tax on the Recipient’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Recipient.

5. Delivery of Shares/Payment. Except as otherwise provided in Section 2 or Section 4, II-VI shall cause a stock certificate (or equivalent electronic book entry) representing Shares equal to the number of Restricted Share Units vested and payable under this Agreement to be issued to the Recipient on the vesting date specified in the schedule in Section 2 (or as soon as administratively practicable thereafter, but in no event later than the seventy-fifth (75th) calendar day following such applicable vesting date). Notwithstanding the foregoing, the Company, at its sole discretion, may settle the Award in cash if necessary or appropriate for legal or administrative reasons based on laws in the Recipient’s jurisdiction. If the Restricted Share Units are settled in cash, II-VI shall pay to the Recipient an amount in cash equal to the product of (a) the number of Restricted Share Units vested and payable on the vesting date specified in the schedule in Section 2 and (b) the Fair Market Value on such vesting date, with such cash payment being made within the time period specified in this Section 5. In the event of the death of the Recipient, delivery of the applicable form of consideration set forth in this Section 5 shall be made to the Recipient’s estate.

6. Limitation of Rights; Dividend Equivalents. The Recipient shall not have any rights of ownership of the Shares underlying the Restricted Share Units, including voting rights

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or the rights to receive dividends or other distributions, before the vesting of this Award. The Recipient, however, shall be entitled to receive a cash payment equal to the cash dividends that would have been paid during the applicable vesting period (i.e., the period from the Grant Date through the vesting date or earlier vesting event pursuant to Section 2 or Section 4) on the number of Shares underlying the Restricted Share Units then vesting if such Shares had been issued and outstanding during the applicable vesting period. Such cash dividend equivalents will not vest or be paid prior to vesting of the Restricted Share Units to which they relate, as specified in this Agreement, and will be subject to cancellation and forfeiture to the same extent that the related Restricted Share Units do not vest or are forfeited.

7. Nontransferability. Except as otherwise provided in the Plan, the Restricted Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Restricted Share Units in violation of this Section or the Plan shall render this Award null and void.

8. Adjustments. Upon any event described in Section 12 of the Plan (entitled “Adjustments”) or any successor provision thereto, the terms of such Section 12 of the Plan or any successor provision thereto shall apply to this Award.

9. Fractional Shares. II-VI shall not be required to issue any fractional Shares pursuant to this Award, and II-VI may round fractional Shares down to the nearest whole Share.

10. Responsibility for Taxes.

(a)Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan (“Tax-Related Items”), the Recipient acknowledges that the ultimate liability for all Tax-Related Items owed by the Recipient is and remains the Recipient’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of this Award or the subsequent sale of Shares acquired pursuant to this Award; and (ii) does not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate the Recipient’s liability for Tax-Related Items or achieve a particular tax result.  Further, if the Recipient is subject to Tax-Related Items in more than one jurisdiction, the Recipient acknowledges and agrees that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.  In this regard, the Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:  (i) withholding from the Recipient’s wages or other cash compensation paid to the Recipient by the Company or the Employer; (ii) withholding from the proceeds of the sale of Shares acquired upon vesting of this Award either through a voluntary sale or through a mandatory sale arranged by the Company (on

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the Recipient’s behalf pursuant to this authorization) without further consent; (iii) withholding Shares to be issued upon vesting of this Award; or (iv) any other method determined by the Committee and permitted by applicable laws.  Notwithstanding the foregoing, if the Recipient is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Company will withhold in Shares issuable at vesting of the Award upon the relevant withholding event, unless otherwise determined by the Committee.

(c)The Company may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case the Recipient may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, the Recipient may seek a refund from the local tax authorities.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Recipient is deemed to have been issued the full number of Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)Finally, the Recipient shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds from the sale of Shares, if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items as described in this Section 10.

11. Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control, except that capitalized terms specifically defined in this Agreement shall have the meaning given to them in this Agreement with respect to their usage in this Agreement, notwithstanding the definitions given to such terms in the Plan (which definitions shall control as they relate to the usage of such terms in the Plan).

12. No Continued Rights. The granting of this Award shall not give the Recipient any rights to similar grants in future years or any right to continuance of employment or other service with II-VI or its Subsidiaries, nor shall it interfere in any way with any right that the Company or the Employer would otherwise have to terminate the Recipient’s employment or other service at any time, the right of the Company or the Employer to assign the Recipient to a position that is ineligible for this Restricted Share Unit Award, or the right of the Recipient to terminate his or her employment or other service at any time.

13. Rights Unsecured. The Recipient shall have only II-VI’s unfunded, unsecured promise to pay pursuant to the terms of this Agreement. The rights of the Recipient hereunder shall be that of a general unsecured creditor of II-VI and the Recipient shall not have any security interest in any assets of II-VI.

14. Non-Competition; Non-Solicitation; Confidentiality.

(a)While the Recipient is employed by the Company (including its Subsidiaries) and for a period of one (1) year after the Recipient’s Separation from Service for any reason (the “Restricted Period”), the Recipient will not directly or indirectly:

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(i)engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-held company), that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold or, to the Recipient’s knowledge, planned to be developed, manufactured, marketed or sold, by II-VI or its Subsidiaries while the Recipient was employed by the Company or a Subsidiary, within the United States of America and/or any other country within which II-VI or its Subsidiaries have customers or prospective customers as of the date of such Separation from Service.

(ii)(A) solicit for the purpose of selling or distributing any products or services that are the same or similar to those developed, manufactured, marketed or sold by II-VI or its Subsidiaries, (1) any customers of II-VI or its Subsidiaries, (2) any prospective customers known by the Recipient to have been solicited by II-VI or its Subsidiaries within the twelve (12) months prior to the Recipient’s Separation from Service, or (3) any distributors, sales agents or other third-parties who sell to or refer potential customers in need of the types of products and services produced, marketed, licensed, sold or provided by II-VI or its Subsidiaries who have become known to the Recipient as a result of his/her employment with the Company (including its Subsidiaries), or (B) induce or attempt to induce any vendor, supplier, licensee or other business relation of II-VI or its Subsidiaries to cease or restrict doing business with II-VI or its Subsidiaries, or in any way interfere with the relationship between any such vendor, supplier, licensee or business relation and II-VI or its Subsidiaries.

(iii)either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Recipient to solicit, any employee of II-VI or its Subsidiaries to leave the employ of II-VI or its Subsidiaries, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Recipient to solicit for employment, hire or engage as an independent contractor, any person who was employed by II-VI or its Subsidiaries at any time during the term of the Recipient’s employment with the Company or a Subsidiary; provided that this clause (B) shall not apply to any individual whose employment with II-VI or its Subsidiaries has been terminated for a period of one year or longer.

(b)The Recipient acknowledges that certain materials, including information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of II-VI and its Subsidiaries constitute proprietary confidential information and trade secrets. Accordingly, the Recipient will not at any time during or after the Recipient’s employment with the Company or a Subsidiary disclose or use for the Recipient’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company (including its Subsidiaries), any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to II-VI and its Subsidiaries or which is generally known to the industry or the public other than as a result of the Recipient’s breach of this covenant. The Recipient agrees that, upon the Recipient’s Separation from Service for any reason, the Recipient will immediately return to

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II-VI all property of II-VI and its Subsidiaries including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of II-VI and its Subsidiaries, except that the Recipient may retain personal items. The Recipient further agrees that the Recipient will not retain or use for the Recipient’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of II-VI and its Subsidiaries.

(c)The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 14 and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in Section 14(a) will not exceed the one (1)-year period set forth above.

(d)Nothing herein is intended to or shall limit, prevent, impede or interfere with the Recipient’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Further, the Recipient understands that pursuant to the Defend Trade Secrets Act of 2016, the Recipient shall not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law.  Moreover, the Recipient understands that he or she may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal.  Finally, the Recipient understands that if he or she files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, the Recipient may disclose the trade secret to the attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and the Recipient does not disclose the trade secret except pursuant to court order.

15. Remedies; Clawback.

(a) II-VI and the Recipient acknowledge and agree that that any violation by the Recipient of any of the restrictive covenants contained in Section 14 would cause immediate, material and irreparable harm to II-VI and its Subsidiaries which may not adequately be compensated by money damages and, therefore, II-VI and its Subsidiaries shall be entitled to injunctive relief (including one (1) or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation, including the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 15(b), and the right to require the Recipient to account for and pay over to II-VI all benefits derived or received by the Recipient as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI.

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(b) In the event that the Recipient violates or breaches any of the covenants set forth in Section 14, the Restricted Share Units (whether vested or unvested) and the right to receive Shares in exchange for such Restricted Share Units shall be forfeited. II-VI shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Recipient, (i) to the extent that any cash payment was received with respect to such Restricted Share Units, to return and transfer to II-VI any such cash payment, (ii) to the extent that any Shares were received with respect to such Restricted Share Units, to return and transfer to II-VI any such shares directly or beneficially owned by the Recipient, and (iii) to the extent that the Recipient sold or transferred any such Shares, to disgorge and/or repay to II-VI any profits or other economic value (as determined by II-VI) made or realized by the Recipient with respect to such Shares, including the value of any gift thereof.

(c) This Award, and any amounts or benefits received or outstanding under the Plan, as well as any other incentive awards previously granted to the Recipient by the Company, shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including the requirements of (a) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (b) similar rules under the laws of any other jurisdiction, and (c) any policies adopted by the Company to implement such requirements. The Recipient acknowledges and consents to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Recipient, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and agrees that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

16. Recipient Acknowledgments. The Recipient acknowledges and agrees that (a) as a result of the Recipient’s previous, current and future employment with the Company or the Employer, the Recipient has had access to, will have access to and/or possesses or will possess confidential and proprietary information of II-VI and its Subsidiaries, (b) II-VI and its Subsidiaries are engaged in a highly competitive business and conduct such business worldwide, (c) this Agreement does not constitute a contract of employment, does not imply that the Company or the Employer will continue the Recipient’s employment for any period of time and does not change the at-will nature of the Recipient’s employment, except as set forth in a separate written employment agreement between the Company or the Employer and the Recipient, (d) the restrictive covenants set forth in Section 14 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of II-VI and its Subsidiaries, (e) the remedy, forfeiture and payment provisions contained in Section 15 are reasonable and necessary to protect the legitimate business interests of II-VI and its Subsidiaries, (f) acceptance of this Award and the Restricted Share Units and agreement to be bound by the provisions hereof is not a condition of the Recipient’s employment and (g) the Recipient’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 14 and Section 15.

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17. Severability; Waiver. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law. No delay or omission by II-VI in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by II-VI on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

18. Notice. II-VI may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by II-VI or the Recipient, via the Solium Shareworks System in accordance with the procedures established by II-VI for such notice. Otherwise, except as otherwise set forth in this Agreement, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to II-VI at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to the Recipient at his or her most recent home address on record with II-VI. Notices are effective upon receipt.

19. Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof. The Recipient and II-VI hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Pennsylvania and consent to the jurisdiction of any such court; provided, however, that, notwithstanding anything to the contrary set forth above, II-VI may file an action to enforce the covenants contained in Section 14 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including where the Recipient resides or where the Recipient was employed by the Company or the Employer. The Recipient and II-VI also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court. For purposes of this Section 19, the Employer shall be a third-party beneficiary of this Agreement.

20. Entire Agreement. This Agreement (including the Plan and the Employee Grant Details) contains the entire understanding between the parties and supersedes any prior understanding and agreements between them regarding the subject matter hereof with respect to this Award, and there are no other representations, agreements, arrangements or understandings,

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oral or written, between the parties relating to this Award which are not fully expressed herein. Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company or the Employer and the Recipient.

21. Captions; Section References. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Unless expressly provided otherwise, any reference in this Agreement to any Section refers to the corresponding Section of this Agreement.

22. Limitation of Actions. Any lawsuit commenced by the Recipient with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

23. Section 409A. This Agreement and this Award are intended to satisfy all applicable requirements of Section 409A or an exception thereto and shall be construed accordingly. II-VI may in its sole discretion, and without the Recipient’s consent, take any action it deems necessary to comply with the requirements of Section 409A or an exception thereto, including amending the terms of this Award and this Agreement, in any manner it deems necessary to cause this Award and this Agreement to be excepted from Section 409A (or to comply therewith to the extent that II-VI determines that it is not excepted). Notwithstanding, the Recipient recognizes and acknowledges that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible. Notwithstanding anything to the contrary in this Agreement, if the Recipient is a Specified Employee, to the extent that the Award constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, any payment due to the Recipient under the Award upon Separation from Service will be delayed in accordance with Section 18 of the Plan.

24. Assignment. Except as provided in Section 7, the Recipient’s rights and obligations under this Agreement shall not be transferable by the Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by the Recipient shall be void. II-VI may assign/delegate all or any portion of this Agreement and its respective rights hereunder without prior notice to the Recipient and without the Recipient providing any additional consent thereto, whereupon the Recipient shall continue to be bound hereby with respect to such assignee/delegatee.

25. Electronic Delivery. II-VI may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Restricted Share Units, the Plan, the Recipient’s participation in the Plan or future awards that may be granted to the Recipient under the Plan, by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and to the Recipient’s participation in the Plan through an on-line or electronic system established and maintained by II-VI or another third party designated by II-VI, including the

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Solium Shareworks System. Likewise, II-VI may require the Recipient to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

26. Further Assurances. The Company and the Recipient shall use commercially reasonable efforts to, from time to time at the request of the other party, without any additional consideration, furnish the other party such further information or assurances, execute and deliver such additional documents and take such other actions and do such other things, as may be necessary to carry out the provisions of this Agreement.

27. Compliance with Legal Requirements.  Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of this Award prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Further, the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares.  Subject to Section 409A, the Committee may postpone the issuance or delivery of Shares under this Award as the Committee may consider appropriate and may require the Recipient to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.  The Recipient understands and agrees that the Company shall have unilateral authority to amend this Agreement without his or her consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

28. Appendices. The Recipient acknowledges and agrees that, if the Recipient resides outside the U.S., this Award is subject to the general terms applicable to Awards granted to recipients outside the U.S. set forth in Appendix A hereto. Further, this Award is subject to any additional terms and conditions set forth for the Recipient’s U.S. state or country in Appendix B hereto. Appendix A and Appendix B constitute part of this Agreement.

29. Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Award to the extent that the Company determines that it is necessary or advisable in order to comply with local law or facilitate the administration of this Award and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

30. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan or the Recipient’s acquisition or sale of Shares.  The Recipient understands and agrees that the Recipient should consult with his or her own personal legal and financial advisors regarding the Recipient’s participation in the Plan before taking any action related to the Plan.

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31. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above. Electronic acceptance of this Agreement by the Recipient pursuant to II-VI’s instructions to the Recipient (including through the Solium Shareworks System) shall constitute execution of this Agreement by the Recipient.

The Recipient agrees that his or her electronic acceptance of this Agreement, including via the Solium Shareworks System, shall constitute his or her signature, and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

II-VI INCORPORATED

By: Name: David G. Wagner
Title: Vice President, Human Resources

PARTICIPANT

Electronic Acceptance via the Solium Shareworks System

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Appendix A

General Terms Applicable to Awards Granted to Recipients Outside the U.S.

This Appendix A includes additional terms and conditions applicable to all grants of Awards under the Plan to employees or other grant recipients who reside outside the United States. Capitalized terms used but not defined in this Appendix A shall have the meanings given to them in this Agreement or the Plan.

1.DATA PRIVACY INFORMATION AND CONSENT

The Company is located at 375 Saxonburg Blvd., Saxonburg, PA 16056, USA and grants employees of the Company and its Subsidiaries the opportunity to participate in the Plan at the Company’s sole discretion.  If the Recipient would like to participate in the Plan, the Recipient should review the following information about the Company’s data processing practices and declare his or her consent.

(a)Data Collection and Usage.  The Company collects, processes and uses the Recipient’s personal data, including the Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all awards canceled, vested, or outstanding in the Recipient’s favor, which the Company receives from the Recipient or the Employer. If the Company offers the Recipient an opportunity to participate in the Plan, then the Company will collect the Recipient’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Recipient’s personal data would be the Recipient’s consent.

(b)Stock Plan Administration Service Providers. The Company transfers participant data to Solium Capital, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Recipient’s data with another company that serves in a similar manner.  The Company’s service provider will open an account for the Recipient. The Recipient will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Recipient’s ability to participate in the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. If the Recipient is outside the United States, the Recipient should note that his or her country has enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent a company registers for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction, and which the Company does not participate in with respect to employee data.  The Company’s legal basis for the transfer of the Recipient’s personal data is the Recipient’s consent.

(d)Data Retention.  The Company will use the Recipient’s personal data only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan or

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as required to comply with legal or regulatory obligations, including under tax and security laws.  When the Company no longer needs the Recipient’s personal data, which will generally be seven years after the Recipient participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulation.

(e)Voluntariness and Consequence of Consent Denial or Withdrawal.  The Recipient’s participation in the Plan and his or her grant of consent is purely voluntary. The Recipient may deny or withdraw his or her consent at any time. If the Recipient does not consent, or if the Recipient withdraws his or her consent, the Recipient cannot participate in the Plan. This would not affect the Recipient’s salary as an employee; the Recipient would merely forfeit the opportunities associated with the Plan.

(f)Data Subject Rights.  The Recipient has a number of rights under data privacy laws in the Recipient’s country.  Depending on where the Recipient is based, the Recipient’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) lodge complaints with competent authorities in the Recipient’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Recipient’s personal data. To receive clarification regarding the Recipient’s rights or to exercise such rights, the Recipient should contact the Company at HR Department, Director of Compensation and Benefits, 375 Saxonburg Blvd., Saxonburg, PA 16056, USA.

If the Recipient agrees with the data processing practices as described in this notice and would like to participate in the Plan, please declare the Recipient’s consent by clicking “Accept” on the Solium Shareworks system award acceptance page or by signing this Agreement.

2.ADDITIONAL ACKNOWLEDGEMENTS

By entering into this Agreement and accepting this Award, the Recipient acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)the grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu of awards, even if such awards have been awarded in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the Recipient is voluntarily participating in the Plan;

(e)this Award, any Shares acquired under the Plan and the income from and value of same, are not intended to replace any pension right or compensation;

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(f)this Award, any Shares acquired under the Plan and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company in writing, this Award and any Shares acquired under the Plan, and the income from and value of same, are not granted in consideration for, or in connection with, the service the Recipient may provide as an officer or director of a Subsidiary;

(h)   in accepting this Award, the Recipient expressly recognizes that this Award is made solely by II-VI, with principal offices at 375 Saxonburg Boulevard; Saxonburg, Pennsylvania  16056; U.S.A.; II-VI is solely responsible for the administration of the Plan and the Recipient’s participation in the Plan; in the event that the Recipient is an employee of a Subsidiary, this Award and the Recipient’s participation in the Plan will not create a right to employment or be interpreted to form an employment or service contract or relationship with II-VI; and this Award will not be interpreted to form an employment or service contract with any Subsidiary;

(i)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from the forfeiture of the Recipient’s Award resulting from the Recipient’s Separation from Service (for any reason whatsoever and whether or not in breach of local labor laws);

(k)for purposes of this Award, a Separation from Service will be deemed to have occurred as of the date the Recipient is no longer providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any).  Unless otherwise determined by the Committee, the Recipient’s right to vest in this Award will terminate as of such date and will not be extended by any notice period (e.g., the Recipient’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when the Recipient is no longer actively providing services for purposes of this Award (including whether the Recipient may still be considered to be providing services while on a leave of absence); and

(l)the Recipient is solely responsible for investigating and complying with any exchange control laws applicable to the Recipient in connection with his or her participation in the Plan;

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(m)neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States Dollar that may affect the value of this Award or any amounts due to the Recipient pursuant to the settlement of this Award or subsequent sale of Shares acquired under the Plan.

3.LANGUAGE

The Recipient acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Recipient has received this Agreement or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.INSIDER TRADING/MARKET ABUSE LAWS

The Recipient acknowledges that, depending on his or her country of residence, or the designated broker’s country or where the Shares are listed, the Recipient may be subject to insider trading restrictions and/or market abuse laws, which may affect the Recipient’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares or right to Shares (e.g., Awards) or rights linked to the value of Shares during such times as the Recipient is considered to have “inside information” regarding the Company (as defined by or determined under the laws in the applicable jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Recipient before possessing inside information. Furthermore, the Recipient could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Recipient is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

5.EXCHANGE CONTROL, TAX AND/OR FOREIGN ASSET/ACCOUNT REPORTING

The Recipient acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect the Recipient’s ability to hold Shares acquired under the Plan or cash received from participating in the Plan in a brokerage/bank account or legal entity outside the Recipient’s country.  The Recipient may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Recipient’s country.  The Recipient may also be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the

Recipient’s country through a designated bank or broker within a certain time after receipt.  The Recipient acknowledges that it is his or her responsibility to be compliant with such regulations and that the Recipient should consult with his or her personal legal advisor for any details.

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Appendix B

Jurisdiction-Specific Terms and Conditions

Capitalized terms used but not defined in this Appendix B shall have the meanings given to them in the Agreement or the Plan.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Award grants to the Recipient under the Plan if the Recipient works and/or resides in one of the countries or other jurisdictions listed below.

If the Recipient is a citizen or resident of a jurisdiction other than the one in which the Recipient is currently working and/or residing, is considered a resident of another jurisdiction for local law purposes or transfers employment and/or residency between countries or other jurisdictions after the Grant Date, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein apply to the Recipient under these circumstances.

Notifications

This Appendix B also includes information regarding country-specific securities laws, exchange controls and certain other issues of which the Recipient should be aware with respect to the Recipient’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Recipient not rely on the information noted herein as the only source of information relating to the consequences of the Recipient’s participation in the Plan because the information may be out of date at the time this Award vests or the Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the Recipient’s particular situation, and the Company is not in a position to assure the Recipient of any particular result. Accordingly, the Recipient should seek appropriate professional advice as to how the relevant laws in the Recipient’s country may apply to his or her situation.

Finally, if the Recipient is a citizen or resident of country other than the one in which the Recipient is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residence between countries after the Grant Date, the information contained herein may not be applicable in the same manner to the Recipient.

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AUSTRALIA

Terms and Conditions

Australia Offer Document. This Award is intended to comply with the provisions of the Corporations Act 2011, Australia Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document which will be provided to the Recipient.

Notifications

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 applies to this Award granted in accordance with the terms and conditions of the Plan and the Agreement (subject to the requirements of the Income Tax Assessment Act 1997).

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers.  If an Australian bank is assisting the Recipient with the transaction, the bank will file the report on the Recipient’s behalf. If there is no Australian bank involved in the transfer, the Recipient will be required to file the report.

BELGIUM

Notifications

Foreign Asset and Account Reporting Information. Belgian residents are required to report any securities (e.g., Shares) or bank accounts (including brokerage accounts) opened or maintained outside of Belgium on their annual tax return.  In a separate report, residents will be required to provide the Central Contact Point of the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.  Belgian residents should consult with their personal tax advisor to determine their personal reporting obligations.

Stock Exchange Act. From January 1, 2017, a stock exchange tax applies to transactions executed through a non-Belgian financial intermediary.  The stock exchange tax will likely apply when Shares are sold. The Recipient should consult with his or her personal tax advisor to determine the Recipient’s obligations with respect to the stock exchange tax.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If the Recipient receives a payment in excess of this amount, the Recipient is responsible for electronically reporting to the German Federal Bank by the fifth day of the month following the month in which the payment occurs.  The form of the report (Allgemeines Meldeportal Statistik) can be accessed via the German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.

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HONG KONG

Terms and Conditions

Share Sale Restriction.  Shares received at vesting are accepted as a personal investment.  In the event that this Award vests and Shares are issued to the Recipient (or the Recipient’s heirs) within six months of the Grant Date, the Recipient (or the Recipient’s heirs) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date.

Notifications

Securities Law Information. WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Recipient is advised to exercise caution in relation to the offer. If the Recipient is in any doubt about any of the contents of this document, the Recipient should obtain independent professional advice. Neither the grant of this Award nor the Shares acquired upon vesting constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. This Agreement, the Plan and other incidental communication materials distributed in connection with this Award (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person.

ITALY

Terms and Conditions

Plan Document Acknowledgement. In accepting this Award, the Recipient acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Recipient further acknowledges that he or she has read and specifically and expressly approves the following sections of this Agreement: Section 1, Section 2, Section 5, Section 10, Section 25, Section 27 and Section 29, as well as the entire Appendix A.

Notifications

Foreign Asset and Account Reporting Information. If the Recipient is an Italian resident and holds investments or financial assets outside of Italy (e.g., cash, Shares) during any fiscal year which may generate income tax liability in Italy, the Recipient is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Recipient is not required to file a tax return). These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.  The Recipient should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

Foreign Asset Tax. The value of financial assets held outside of Italy by individual residents of Italy is subject to a foreign asset tax. The taxable amount will be the fair market value of the

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financial assets (e.g., Shares) assessed at the end of the calendar year.  The value of the financial assets held abroad must be reported in Form RM of the annual tax return.  The Recipient should consult his or her personal tax advisor for additional information about the foreign financial assets tax.

JAPAN

Notifications

Foreign Asset and Account Reporting Information. Japanese residents who hold assets outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets.  Japanese residents are advised to consult with their personal tax advisor to ensure that they are properly complying with applicable reporting requirements.

SINGAPORE

Terms and Conditions

Sale Restriction. The Recipient agrees that any Shares acquired pursuant to the Awards will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Information.  The grant of this Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party.  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement.  The Chief Executive Officer (“CEO”) and the directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The CEO and directors must notify the Singapore Subsidiary in writing of an interest (e.g., Awards, Shares) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Award or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO/a director.

SWITZERLAND

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Notifications

Securities Law Information.  The grant of this Award and any Shares acquired under the Plan are not intended to be publicly offered in or from Switzerland.  Neither this document nor any other materials related to this Award (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed or otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information.  Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, the resident must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Responsibility for Taxes. The following provision supplements Section 10 of the Agreement.

Without limitation to Section 10 of the Agreement, the Recipient agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Recipient also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on the Recipient’s behalf (or any other tax authority or other relevant authority).

Notwithstanding the foregoing, if the Recipient is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Recipient understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Recipient, if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Recipient on which additional income tax and National Insurance Contributions (“NICs”) may be payable.  The Recipient understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be  recovered from the Recipient by any of the means referred to in Section 10 of the Agreement.

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UNITED STATES - CALIFORNIA

Terms and Conditions

Non-Solicitation; Confidentiality

The following provisions replace Sections 14(a), (b) and (c) of the Agreement in their entirety.

(a)While the Recipient is employed by the Company (including its Subsidiaries) and for a period of one (1) year after the Recipient’s Separation from Service for any reason (the “Restricted Period”), the Recipient will not directly or indirectly either alone or in association with others  solicit, or permit any organization directly or indirectly controlled by the Recipient to solicit, any employee or independent contractor of II-VI or its Subsidiaries to leave the employ or service of II-VI or its Subsidiaries. The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 14(a) and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in this Section 14(a) will not exceed the one (1)-year period set forth above.

(b)The Recipient acknowledges that certain materials, including information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of II-VI and its Subsidiaries constitute proprietary confidential information and trade secrets. Accordingly, the Recipient will not at any time during or after the Recipient’s employment with the Company or a Subsidiary disclose or use for the Recipient’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company (including its Subsidiaries), any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to II-VI and its Subsidiaries or which is generally known to the industry or the public other than as a result of the Recipient’s breach of this covenant. The Recipient agrees that, upon the Recipient’s Separation from Service for any reason, the Recipient will immediately return to II-VI all property of II-VI and its Subsidiaries including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of II-VI and its Subsidiaries, except that the Recipient may retain personal items. The Recipient further agrees that the Recipient will not retain or use for the Recipient’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of II-VI and its Subsidiaries.

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